Exhibit 5.2

North America Europe Asia	200 Park Avenue New York, NY 10166 T +1 212 294 6700 F +1 212 294 4700

June 12, 2018

Enel Chile S.A.

Santa Rosa 76

Santiago, Chile

Re:     Form F-3 Registration Statement (Registration No. 333-223044)

Ladies and Gentlemen:

We have acted as counsel to Enel Chile S.A., a publicly held stock corporation (sociedad anónima abierta) incorporated and existing under the laws of the Republic of Chile (the “Company”), in connection with (i) the Registration Statement on Form F-3 (Registration No. 333-223044), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 15, 2018, (ii) the base prospectus dated May 30, 2018 forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the final prospectus supplement dated June 7, 2018 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on June 8, 2018 (together with the Base Prospectus, the “Prospectus”) in connection with the issuance and sale of U.S.$1,000,000,000 aggregate principal amount of the Company’s 4.875% Notes due 2028 (the “Debt Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of June 7, 2018 by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

We understand that the Debt Securities are to be issued under an Indenture, dated as of June 12, 2018, as supplemented by the First Supplemental Indenture dated as of June 12, 2018, between the Company and The Bank of New York Mellon, as trustee (as so supplemented, the “Indenture”) and offered and sold in the manner described in the Prospectus.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and (ii) the Indenture. We are familiar with the various corporate proceedings heretofore taken and additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Debt Securities. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us a copies. We have also assumed that the Company is and will remain duly organized, validly existing and in good standing under Chilean law. As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

June 12, 2018 Page 2

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when any applicable state securities laws or Blue Sky laws have been complied with, the Debt Securities, when authenticated, issued, sold and delivered against payment therefor in accordance with the provisions of the Underwriting Agreement and the Indenture, will constitute valid and binding obligations of the Company, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or at law) and subject to possible judicial or regulatory actions giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

The opinion expressed herein is based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinion expressed herein that is based on the laws of the State of New York is limited to the laws that are generally applicable in transactions of the type covered by the Registration Statement. Insofar as the foregoing opinion involves matters governed by the laws of the Republic of Chile, we have relied, without independent inquiry or investigation, on the opinion of Carey y Cía. Ltda. to be included as an exhibit to a Report on Form 6-K to be furnished by the Company with the Commission on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Report on Form 6-K to be furnished by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP